Exhibit 99

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	George Zagoudis
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6663
FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 25, 2009
RAVEN INDUSTRIES ELECTS EVERIST
AS NEW CHAIRMAN OF THE BOARD
SIOUX FALLS, SD—March 25, 2009—Raven Industries, Inc. (RAVN: NasdaqNGS) today announced that Thomas S. Everist, president of The Everist Company, was elected chairman of its board of directors. His appointment will be effective April 1, 2009. Everist will succeed Conrad J. Hoigaard, who has served on Raven’s board since 1976, been chairman since 1980, and will remain a director.
“Tom has been a valued director at Raven since 1996,” said Ronald M. Moquist, chief executive officer. “He has been Audit Committee Chair since 2002, strongly supporting our efforts to advance corporate accountability and financial transparency. The other directors, our management team and I welcome the leadership we know Tom will bring to this position.
“I also want to express my deep appreciation to Connie for his 29 years of service as Raven’s chairman,” Moquist added. “Raven has undergone many changes during this period, and he was always the person we could rely on to reinforce the core principles that define our company. We are glad to have his continuing support as a director.”
Everist, 59, has served as president and chairman of The Everist Company—a Sioux Falls-based firm that produces aggregate, concrete and asphalt—since 2002. For the 15 years prior to this, he was president and Chairman of L.G. Everist, Inc., an aggregate production company. Everist also is a director for Showplace Wood Products, a Sioux Falls manufacturer of custom cabinetry. In addition, he serves on the board of directors and is chairman of the compensation committee of MDU Resources Group, Inc., of Bismarck, North Dakota.
Hoigaard, 72, has been president and chairman of Hoigaard’s, Inc., a Minneapolis-based outdoor equipment and apparel retailer, since 1972.
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Raven Industries, Inc.
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About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Additional information on Raven is available at www.ravenind.com.